Exhibit 15.3

Our ref	JLH/780144-000001/86468009v1

Lufax Holding Ltd

陆金所控股有限公司

18th Floor, No. 1333 Lujiazui Ring Road

Pudong New District, Shanghai

People’s Republic of China

April 30, 2026

Dear Sir or Madam

Re: Lufax Holding Ltd 陆金所控股有限公司

We have acted as legal advisers as to the laws of the Cayman Islands to Lufax Holding Ltd 陆金所控股有限公司, an exempted company with limited liability incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2025 (the “Annual Report”), which will be filed with the SEC in the month of April 2026. We hereby consent to the references to our firm’s name under the heading “Item 3. Key Information—Enforceability of Civil Liabilities” in the Annual Report.

We consent to the incorporation by reference of our opinion regarding the legality of certain ordinary shares being registered into the Company’s registration statements on Form S-8 (No. 333-258286 and 333-271220) and the Company’s registration statement on Form F-3 (No. 333-271209). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP